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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MUNIHOLDINGS NEW JERSEY INSURED FUND II, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

                 MuniHoldings New Jersey Insured Fund II, Inc.
                 800 Scudders Mill Road
                 Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

                 Arthur Zeikel
                 800 Scudders Mill Road
                 Plainsboro, New Jersey 08536

Check Appropriate Box:

                 Registrant is filing a Registration Statement pursuant to
                 Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES [X]                        NO [ ]




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                                  SIGNATURES

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 20th day of August, 1998.


                      MUNIHOLDINGS NEW JERSEY INSURED  FUND II, INC.


                      By: /s/ ALICE A. PELLEGRINO
                          -----------------------
                          Name:  Alice A. Pellegrino
                          Title: President


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